EXHIBIT 2.1 - Form 8-K dated October 31, 1997

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                   FORM 8-K



                                CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  October 31,  1997




                     ELECTRONIC SYSTEMS TECHNOLOGY INC.
                         (A Washington Corporation)

                       Commission File no. 2-92949-S
                 IRS Employer Identification no. 91-1238077

                            415 N. Quay St. #4
                           Kennewick  WA  99336
                  (Address of principal executive offices)


       Registrant's telephone number, including area code:(509) 735-9092




























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ITEM 5.  OTHER EVENTS

On October 31, 1997, the Company issued a press release announcing product type acceptance for the ESTeem(tm) 192F Radio Modem in Malaysia. This press release is incorporated by reference and is attached hereto as Exhibit 99.6.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS,
              AND EXHIBITS.

Exhibit 99.6 -  Press release issued October 31,1997.

















































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                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     ELECTRONIC SYSTEMS TECHNOLOGY, INC.


     /s/   T.L. KIRCHNER

     By: T.L. Kirchner
     President
     Date: November 6, 1997

EXHIBIT 99.6 - PRESS RELEASE ISSUED OCTOBER 31, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

        EST ANNOUNCES TELCOM APPROVAL OF NEW PRODUCT IN MALAYSIA

KENNEWICK, WASHINGTON --- October 31, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the Company's new product, the ESTeem(tm) 192F has been granted type acceptance by the Malaysian government, effective October 18, 1997.
The ESTeem 192F had previously been granted type acceptance in Canada as of May 1997.

The new ESTeem 192F boasts a RF data rate four times faster than its current Model 96F that it replaces, while adding infrared and phone interfaces to the radio area network (RAN). The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem 192F allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192F offers over 1,600 software selectable channels at a data rate of 19,200 bps, 2 to 4 watts RF output in the 400 to 420 MHz frequency range. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 15 miles to approximately 60 miles.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.
                              www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.